UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240. 14a-12

ABIOMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Notice of Annual Meeting of Stockholders

To Be Held on August 10, 2011

The Annual Meeting of Stockholders of ABIOMED, Inc. will be held on August 10, 2011 at 8:00 a.m. at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, for the following purposes:

1.	To consider and vote upon the election of two Class I directors;

2.	To consider and vote upon a non-binding advisory “say on pay” proposal to approve the compensation of our named executive officers;

3.	To consider and vote upon a non-binding advisory “say on frequency” proposal on the frequency of future shareholder advisory votes on executive compensation;

4.	To consider and vote upon ratification of the appointment of our independent registered public accounting firm; and

5.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on June 24, 2011 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on June 24, 2011 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors

Peter M. Rosenblum, Secretary

Boston, Massachusetts

July 8, 2011

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 10, 2011:

The Proxy Statement and 2011 Annual Report to Stockholders

are available at http://www.abiomed.com/proxy.

ABIOMED, Inc.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on August 10, 2011

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders to be held at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts on August 10, 2011 and at any adjournment or adjournments thereof. We are a Delaware corporation and our principal executive offices are located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about July 13, 2011.

We have fixed the close of business on June 24, 2011 as the record date for the Annual Meeting. Only stockholders of record at the close of business on June 24, 2011 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of June 24, 2011, there were outstanding and entitled to vote 38,507,793 shares of our common stock, $.01 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proposal no. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Proposal no. 2 (the advisory say on pay vote) requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided a quorum is present. The frequency for which the greatest number of votes is cast will constitute the recommendation of our stockholders with respect to Proposal no. 3 (the advisory say on frequency vote). Proposal no. 4 (ratification of the appointment of our independent registered public accounting firm) requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal no. 1, Proposal no. 2, Proposal no. 3 and Proposal no. 4. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1), FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2), FOR THE RECOMMENDATION OF EVERY THREE YEARS FOR THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION (PROPOSAL NO. 3) AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 4). IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

Our annual report to stockholders for the fiscal year ended March 31, 2011, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, is being mailed to each of our stockholders simultaneously with this proxy statement. The notice of annual meeting, this proxy statement, and our 2011 annual report to stockholders are also available on the Internet at http://www.abiomed.com/proxy. This web site does not use “cookies” to track or identify visitors to the web site. Directions to the annual meeting are available on the Internet at http://www.foleyhoag.com/TheFirm/Offices.aspx.

PROPOSAL NO.1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class I directors is expiring.

Our Board of Directors has nominated Dorothy E. Puhy and Paul Thomas, each to serve as a Class I director for a three-year term, until the 2014 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified.

Each of these nominees is currently serving on our Board of Directors. Ms. Puhy was elected by our stockholders as a Class I director at our Annual Meeting of Stockholders in August 2005. Mr. Thomas was elected by our Board of Directors as a Class I director in May 2011. The term of each of Ms. Puhy and Mr. Thomas will expire at the upcoming annual meeting.

If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our Board of Directors has no reason to believe that any of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Our Board of Directors recommends that you vote FOR the election of Ms. Dorothy E. Puhy and Mr. Paul Thomas.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We refer to this non-binding advisory vote as the “say on pay” vote. Although this vote is not binding on us, we value the opinion of our stockholders and will carefully consider the outcome of the vote as we make future decisions on executive compensation.

As described under the heading “Executive Compensation,” our compensation programs are designed to attract and retain our executive officers by offering compensation that is competitive with peer organizations. Our compensation is a mixture of cash payments as well as equity incentives which align executive outcomes with shareholder objectives. We review our compensation policies annually with the help of compensation consultants to ensure that our policies meet market expectations and are fair. We encourage you to carefully review the compensation discussion and analysis in this proxy statement for a complete discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. The vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures).

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, the stockholders of ABIOMED, Inc. approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and accompanying narrative disclosures.”

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that we provide shareholders with the opportunity to vote on a non-binding, advisory basis, for the preferred frequency of future votes on the compensation of our named executive officers. We refer to this advisory vote as a “say on frequency” vote.

Stockholders may vote on whether they would prefer that we conduct future advisory votes on the compensation of our named executive officers every one, two or three years. Stockholders may also abstain from voting on this proposal. This vote is advisory, which means that this vote on the preferred frequency with which we hold advisory votes on executive compensation is not binding on us, our board of directors or our compensation committee. Nonetheless, our board of directors and our compensation committee will give careful consideration to the choice that receives the most votes when considering the frequency of future advisory votes on executive compensation.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for us and therefore we recommend that you vote for every three years as the appropriate frequency of future votes on executive compensation. Our Board believes that a vote on executive compensation every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while at the same time avoiding placing undue emphasis on short term compensation and business results. We believe that an advisory vote on executive compensation which occurs every three years will also allow our stockholders the ability to observe and evaluate the impact of any changes to our compensation policies and practices which have occurred since the prior advisory vote on executive compensation.

You may cast a vote on your preferred voting frequency by choosing from the options of one year, two years or three years, or you may abstain from voting, when you vote in response to the resolution set forth below. You are not voting to approve or disapprove the recommendation of our Board of Directors.

“RESOLVED, that the option of one year, two years or three years that receives the highest number of votes cast for this resolution be approved, on an advisory basis, as the preferred frequency with which ABIOMED, Inc. holds advisory shareholder votes to approve the compensation of its named executive officers, as disclosed in the proxy statement filed in connection with its annual meeting of stockholders or any special meeting in lieu thereof pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures).”

Our Board of Directors recommends that you approve, on an advisory basis, THREE YEARS as the preferred frequency with which we hold advisory stockholder votes to approve the compensation paid to our named executive officers, as disclosed in our proxy statement pursuant to Item 402 of Regulation S-K.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal no. 4 concerns the ratification of the appointment by our audit committee of Deloitte & Touche LLP to be our independent registered public accounting firm for the fiscal year ending March 31, 2012.

Under rules of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our stockholders of this appointment is not required by law, our Board believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in our best interest and the best interest of our stockholders. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2012.

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors as of July 8, 2011 are as follows:

Name	Age	Position
Michael R. Minogue (1)(2)	44	Chairman, President and Chief Executive Officer
W. Gerald Austen (1)(3)	81	Director
Louis E. Lataif (4)	72	Director
Desmond H. O’Connell, Jr. (4)(5)	75	Director
Dorothy E. Puhy (4)(5)	59	Director
Eric A. Rose (5)	60	Director
Martin P. Sutter (3)(5)	56	Director
Henri A. Termeer (1)(3)	65	Director
Paul Thomas	55	Director
Robert L. Bowen	61	Vice President, Chief Financial Officer and Treasurer
David M. Weber	49	Chief Operating Officer
William J. Bolt	59	Senior Vice President Engineering and Quality Assurance
Andrew Greenfield	38	Vice President, Healthcare Solutions
Michael G. Howley	47	Vice President and General Manager, Global Sales and Marketing

(1)	Member of the Executive Committee
(2)	Member of the Special Stock Option Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee
(5)	Member of the Governance and Nominating Committee

Our Board of Directors is divided into three classes. The term of one class of directors expires each year at our annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Ms. Puhy and Messrs. O’Connell and Thomas currently serve as Class I directors; their term of office expires in 2011. On May 9, 2011, Mr. O’Connell informed us of his intention not to stand for reelection at our Annual Meeting. Dr. Rose and Messrs. Lataif and Termeer currently serve as Class II directors; their term of office expires in 2012. Dr. Austen and Messrs. Minogue and Sutter currently serve as Class III directors; their term of office expires in 2013. Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers.

Mr. Michael R. Minogue joined Abiomed as Chief Executive Officer, President and a director in April 2004. In June 2005 he was appointed Chairman of our Board of Directors. Prior to joining us, Mr. Minogue had a twelve-year career at General Electric, or GE. Most recently, Mr. Minogue was Vice President and General Manager of Americas Sales and Marketing for GE Medical Systems Information Technology. From 1997 to 2004 Mr. Minogue held various positions at GE including General Manager for the Global Positron Emission Technology Business, General Manager, Americas Cardiology & IT Sales and General Manager, Global Installed Base. Prior to joining GE, Mr. Minogue served on active duty for four years as an infantry officer in the U.S. Army and received multiple awards. Mr. Minogue received his Bachelor of Science in Engineering Management from the United States Military Academy at West Point and his Master of Business Administration from the University of Chicago. Mr. Minogue currently serves on the Board of Directors of the Advanced Medical Technology Association, or AdvaMed. He was formerly our designee on the Board of Directors of World Heart Corporation, and was formerly on the Board of Directors of LifeCell Corporation, which was acquired by Kinetic Concepts, Inc. in May 2008. We believe that Mr. Minogue’s leadership position at our company, his management abilities and experience, and his extensive knowledge of our industry gained from his senior executive roles at GE qualify him to serve as a member of our Board of Directors.

Dr. W. Gerald Austen has served as a director since 1985. Since 1974, he has been the Edward D. Churchill professor of surgery at Harvard Medical School and at Massachusetts General Hospital. From 1969 to 1997, Dr. Austen was chief of the surgical services at Massachusetts General Hospital. Dr. Austen is the former President of the American College of Surgeons, the American Association for Thoracic Surgery, the American Surgical Association and the Massachusetts and American Heart Associations. Dr. Austen is a member emeritus of the Institute of Medicine of the National Academy of Sciences, a fellow of the American Academy of Arts and Sciences, a life member emeritus of the corporation of the Massachusetts Institute of Technology, or MIT and Chairman emeritus of the board of trustees of the John S. and James L. Knight Foundation. Dr. Austen received his Bachelor of Science from MIT and his Doctor of Medicine from Harvard Medical School. We believe that Dr. Austen’s long and distinguished career as a surgeon, his significant professional expertise and background in medical and technical issues and his extensive experience in our industry and with our company qualifies him to be a member of our Board of Directors.

Mr. Louis E. Lataif has served as a director since September 2005. From 1991 through 2010, Mr. Lataif served as Dean of the Boston University School of Management. Prior to joining Boston University in 1991, Mr. Lataif worked with Ford Motor Company for more than 27 years and retired as a corporate officer. He also served as President of Ford of Europe, with extensive global experience. He earned a Bachelor of Science from Boston University and his Master of Business Administration from Harvard University. In addition, he holds three honorary doctoral degrees. Mr. Lataif is a director of Magna International Corp. and Group I Automotive, Inc. He is also a trustee of the Iacocca Foundation, a board member of Interaudi Bank and a member of the Cannon Design International Advisory Board. We believe that Mr. Lataif’s extensive experience as a corporate officer of a Fortune 500 company as well as his expertise in corporate management practices qualifies him to serve as a member of our Board of Directors.

Mr. Desmond H. O’Connell, Jr. has served as a director since 1995. His service on our board will terminate at the Annual Meeting. He was interim Chief Executive Officer of Serologicals Corporation from September 1999 to June 2000 and its Chairman from May 2000 to May 2006. From December 1992 until December 1993, he served as the Chairman, Management Committee, of Pharmakon Research International, Inc. During 1991, he briefly served as Chairman of the Board and Chief Executive Officer of Osteotech, Inc. Mr. O’Connell was with the BOC Group, PLC in senior management positions from 1983 to 1990. From April 1990 until September 1990, Mr. O’Connell was President and Chief Executive Officer of BOC Health Care. From 1986 to April 1990, he was group managing director of BOC Group, PLC. Prior to joining BOC, Mr. O’Connell held various positions at Baxter Laboratories, Inc., including Chief Executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development. Mr. O’Connell received his Bachelor of Science in Electrical Engineering from the University of Notre Dame and his Master of Business Administration from Harvard Business School. We believe that Mr. O’Connell’s wealth of corporate executive experience in our industry as well as his long association with our company and institutional knowledge qualify him to serve as a member of our Board of Directors.

Ms. Dorothy E. Puhy has served as a director since 2003 and as our Lead Director since October 2005. Ms. Puhy is currently Executive Vice President, Chief Financial Officer and Assistant Treasurer for the Dana-Farber Cancer Institute. Ms. Puhy has served as the Chief Financial Officer of Dana-Farber since 1994 and has served as its Assistant Treasurer since 1995. From 1985 to 1994 Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy is also a director of Eaton Vance Corp. Ms. Puhy received her Bachelor of Arts from the University of Pennsylvania and her Master of Business Administration from the Wharton School. We believe that Ms. Puhy’s extensive industry knowledge, her financial acumen, her executive level experience at a major medical research institute and her extensive industry knowledge qualify her to serve as a member of our Board of Directors.

Dr. Eric A. Rose has served as a director since May 2007. Dr. Rose has been serving since March 2007 as Executive Vice President for Life Sciences at MacAndrews & Forbes and Chief Executive Officer of Siga Technologies, Inc., a developer of anti-viral drugs directed at potential agents of bioterror. From 1994 to 2007, he was Surgeon in Chief at New York-Presbyterian Hospital/Columbia and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons. A heart surgeon, researcher and entrepreneur, Dr. Rose has helped grow Columbia’s Department of Surgery over the past 25 years while investigating, managing and developing complex medical technologies such as technologies for heart transplantation and new approaches to Alzheimer’s disease and bioterrorism. He has authored or co-authored more than 300 scientific publications and has received more than $25 million in NIH support for his research. Dr. Rose pioneered heart transplantation in children, performing the first successful pediatric heart transplant in 1984, and has investigated many alternatives to heart transplantation, including cross-species transplantation and man-made heart pumps. He received both his undergraduate and medical degrees from Columbia University. We believe that Dr. Rose’s distinguished work as a heart surgeon and researcher, his work as an entrepreneur in our industry and his executive level industry experience qualify him to serve as a member of our Board of Directors.

Mr. Martin P. Sutter has served as a director since May 2008. Since 1994, Mr. Sutter has been a managing director of Essex Woodlands Health Ventures, a healthcare focused venture capital firm he co-founded. Mr. Sutter has more than 30 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter currently serves on the Board of Directors of QSpex Technologies, Inc., a manufacturer of prescription spectacle lenses. Mr. Sutter holds a B.S. from Louisiana State University and an M.B.A. from the University of Houston. We believe that Mr. Sutter’s in depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience, his work as a successful healthcare venture capitalist and his position as a representative of a large investor in our company qualify him to serve on our Board of Directors.

Mr. Henri A. Termeer has served as a director since 1987. Prior to Genzyme Corporation’s acquisition in April 2011 by Sanofi-aventis, Mr. Termeer had been the President, and a director of Genzyme Corporation since 1983, its Chief Executive Officer since 1985 and its Chairman since 1988. Mr. Termeer is a member of the Board of Directors of the Massachusetts Institute of Technology and Partners HealthCare, the Chairman of the Federal Reserve Bank of Boston and is a member of the Board of Fellows of Harvard Medical School. He also serves on the Board of Directors of Pharmaceutical Research and Manufacturers of America. Mr. Termeer studied economics at the Economische Hogeschool at Erasmus University in The Netherlands and received his Master of Business Administration from the Darden School of the University of Virginia. We believe that Mr. Termeer’s senior executive experience managing and developing a major public biotechnology company, his management expertise and his deep industry experience qualify him to serve as a member of our Board of Directors.

Mr. Paul Thomas has served as a director since May 2011. Mr. Thomas has been the Chief Executive Officer of Roka Bioscience, Inc. since September 2009. Previously he served as Chairman, Chief Executive Officer, and President of LifeCell Corporation from October 1998 until August 2008. Prior to joining LifeCell, Mr. Thomas held various senior positions during a 15-year tenure with the Pharmaceutical Products division of Ohmeda Inc. Mr. Thomas was a member of the Board of Directors of Orthovita, Inc. until its sale in June 2011 to Stryker Corporation Mr. Thomas received his Master of Business Administration from Columbia University, and completed his postgraduate studies in chemistry at the University of Georgia. He received his Bachelor of Science in Chemistry from St. Michael’s College. We believe that Mr. Thomas’ extensive leadership experience with companies in the life sciences industry qualifies him to serve on our Board of Directors.

Our executive officers who are not also directors are listed below:

Mr. Robert L. Bowen joined us in December 2008 as our Vice President, Chief Financial Officer and Treasurer. From December 2005 until November 2008, Mr. Bowen was Vice President and Chief Financial Officer of GSI Group, a supplier of lasers, laser systems and precision motion technologies. GSI Group filed for chapter 11 bankruptcy protection in 2009. From November 2003 to December 2005, Mr. Bowen was an independent consultant and co-founder of Graystone Capital Partners LLC. From December 2000 to October 2003, Mr. Bowen was Vice President and Chief Financial Officer of Cytyc Corporation, a maker of cancer diagnostic and other medical devices, and prior to that, Chief Financial Officer for the European Region for Case Corporation. Mr. Bowen has a Bachelor of Business Administration from Ohio University and Master of Business Administration from New York University’s Stern School.

Dr. David M. Weber joined us in April 2007 as our Chief Operating Officer. Prior to joining us, Dr. Weber served as General Manager, Aviation Business at GE Security—Homeland Protection from April 2005 until April 2007 where he led GE Security’s Aviation and Transportation Business and was responsible for product development, marketing and sales. From June 2004 until April 2005, he served as General Manager, MRI Marketing at GE Healthcare where he was responsible for strategic product planning, go-to-market and product launch activities including developing product roadmaps and introducing new product technologies to the market, and from March 2001 until June 2004, he served as Manager, Global High Field MRI Business, GE Medical Systems where he was responsible for new product planning and development. Dr. Weber has a B.S. in physics from Denison University, a Bachelor of Science in Nuclear Engineering from Columbia University, a Master of Science in Medical Physics from the University of Wisconsin-Madison, and a Doctor of Philosophy in Medical Physics from the University of Wisconsin-Madison.

Mr. William J. Bolt joined us in 1982 and serves as our Senior Vice President, Engineering and Quality Assurance. He is currently responsible for all product development, management, engineering and quality functions. From 2006 to 2009 he was responsible, at different times, for quality regulatory and engineering functions. From 2003 to 2006 he was responsible for our quality and service functions. He was responsible for all product development and the AbioCor program from 2000-2003, and for BVS and AB5000 development from 1999-2003. From 1994 to 1999, he was President of our former dental subsidiary, ABIODENT. From 1982 to 1994, he served in various roles, from Vice President of Engineering to Vice President of Operations. Mr. Bolt received both his Bachelor of Science in Electrical Engineering and Master of Business Administration from Northeastern University.

Mr. Andrew Greenfield joined us in January 2005 as our Vice President of Healthcare Solutions. Prior to joining us, Mr. Greenfield held multiple positions at GE Healthcare since October 1999, including consulting with large U.S. health systems in the Enterprise Client Group from November 2003 to January 2005, Six Sigma Master Black Belt from January 2002 to November 2003, and Finance Manager from October 1999 to January 2002. Prior to GE Healthcare, he held multiple positions in marketing and sales management at the Boeing Company, including Project Manager and European Country Manager. He received his Bachelor of Science in Finance from the University of Illinois and Master of Business Administration from St. Louis University.

Mr. Michael G. Howley joined us in March 2009 as our Vice President and General Manager of Global Sales and Marketing. Prior to joining us, Mr. Howley spent 20 years at GE Healthcare. From February 2006 to February 2009, he was General Manager at GE Healthcare, overseeing the Americas X-ray and Interventional Radiology division. From April 2004 to February 2006, Mr. Howley held the General Manager position for the Clinical Information Systems at GE. From October 2002 to April 2004, he was the Americas Sales Manager of Functional and Molecular Imaging. Prior to this role, Mr. Howley held several other national and regional sales positions at GE, beginning his tenure with the company in 1989. Mr. Howley has a Bachelor of Science in Business Administration and Marketing from Auburn University.

CORPORATE GOVERNANCE

Board Leadership

Chief Executive Officer and Chairman. Our board does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for our company from time to time. The Chairman of the Board is elected annually by the Directors of the Company. Currently, our Chief Executive Officer, Mr. Minogue, serves as Chairman of our Board of Directors.

Lead Director. In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and carries with it responsibilities beyond those of the other directors, including but not limited to: organizing and chairing a session with our independent directors to occur once each board meeting; working with the Compensation Committee to set performance goals for our chief executive officer and to evaluate the chief executive officer’s performance for the prior year; working with the Chairman to formulate the agenda for board meetings; acting as a liaison between the Chairman and the Board of Directors; and leading with the Chief Executive Officer an annual discussion of succession planning.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Minogue who is our employee, all of the members of our Board of Directors are “independent directors” under the applicable rules of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Attendance at Annual Meeting of Stockholders

It is our policy that, to the extent reasonably practicable, directors should attend our Annual Meeting of Stockholders. All of our directors who were serving on our board at the time of our 2010 Annual Meeting of Stockholders attended the meeting.

Board Role in Risk Oversight

Our board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the board. The oversight responsibility of the board and its committees is enabled by management reporting to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. We believe that our board’s ability to discharge its risk oversight is enhanced by the service of our Chief Executive Officer as Chairman of the board and by our institution of the role of lead director.

The board and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight

Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan, budget and longer term strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, audit oversight, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Governance and Nominating Committee	Risks and exposures relating to our corporate governance; and director succession planning.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

Meetings of the Board of Directors

Board Meetings. The Board of Directors held six meetings during the fiscal year ended March 31, 2011 and acted by written consent one time. Each of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of which he or she was a member held during the fiscal year ended March 31, 2011.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year.

Executive Committee Meetings. The Board of Directors has an Executive Committee, which is currently composed of W. Gerald Austen, Michael R. Minogue and Henri A. Termeer. The Executive Committee has, and may exercise, all the powers and authority of the Board of Directors, except those which by law may not be delegated to it by the Board of Directors. The Executive Committee did not act during the fiscal year ended March 31, 2011.

Audit Committee Meetings. Our Board of Directors has an Audit Committee, which is currently composed of Louis E. Lataif, Desmond H. O’Connell, Jr. and Dorothy E. Puhy (Chair). Our Board of Directors has determined that all members of the Audit Committee are financially sophisticated within the meaning of the Nasdaq listing standards and our Board has also determined that Ms. Puhy, who serves as Chair of the Committee, qualifies as an “Audit Committee financial expert” within the meaning of the applicable SEC rules and regulations. The responsibilities of the Audit Committee are detailed in our audit committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee’s responsibilities include reviewing the adequacy and effectiveness of accounting and financial controls, reviewing our financial reporting practices, meeting with our independent accountants to review the results of the annual audit and quarterly reviews and reviewing the implementation by management of recommendations made by the independent accountants. During the fiscal year ended March 31, 2011, the Audit Committee held seven meetings and did not act by written consent.

Compensation Committee Meetings. Our Compensation Committee is currently composed of W. Gerald Austen, Henri A. Termeer and Martin P. Sutter (Chair). Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Lead Director”. The responsibilities of the Compensation Committee are detailed in our compensation committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Compensation Committee is responsible for establishing the compensation and bonuses of executive officers, determining the persons to whom equity awards, including both incentive stock options and non-qualified stock options, restricted stock and restricted stock units will be granted, other than to the extent that the grant of options has been delegated by the committee to the Special Stock Option Committee, and adopting rules and making other determinations with respect to the administration of our equity incentive plans, employee stock purchase plan and 401(k) plan. During the fiscal year ended March 31, 2011, the Compensation Committee held two meetings and acted by written consent two times.

Governance and Nominating Committee Meetings. Our Governance and Nominating Committee is currently composed of Desmond H. O’Connell, Jr. (Chair), Dorothy E. Puhy, Martin P. Sutter and Eric Rose. The responsibilities of the Governance and Nominating Committee are detailed in our governance and nominating committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Governance and Nominating Committee is responsible for leading the search for individuals qualified to become members of our Board of Directors, including the review of candidates recommended by our stockholders. Our stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting names and supporting information in writing to: Corporate Secretary, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Supporting information should include all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations must be received not less than 45 days nor more than 60 days prior to any meeting of our stockholders called for the election of directors. Candidates who are recommended by our stockholders will be considered on the same basis as candidates from other sources. For all potential candidates, the Governance and Nominating Committee will consider all factors it deems relevant, including at a minimum those listed under “Director Qualification Standards” below. During the fiscal year ended March 31, 2011, the Governance and Nominating Committee held four meetings and did not act by written consent.

Director Qualification Standards

Candidates for membership to our Board of Directors should be individuals who possess the highest personal and professional ethics and integrity and have demonstrated professional achievement and leadership capabilities. The Governance and Nominating Committee seeks candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our company, such as management, finance, marketing, technology, medicine, human resources, public policy and law. The Committee also considers traditional diversity factors such as race or gender but has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process. All candidates must evidence a commitment to devote the substantial time and energy required of productive board members.

Code of Conduct

All of our directors, officers and employees must act ethically, legally and with integrity at all times and are required to comply with our Code of Conduct, which is titled “Guidelines of Company Principles and Practices,” as well as our other policies and standards of conduct. Our Code of Conduct, in addition to our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, may be obtained, without charge, by written request to our Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Communications with Directors

Stockholders and other interested persons may send communications to the directors. Written correspondence should be addressed to the director or directors in care of the Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Stockholders and other interested persons may also send email to the directors at directors@abiomed.com. All communications will be received and reviewed by our Compliance Officer. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the chair of the Audit Committee. Other communications may be referred to the directors as a group, or to an individual director, as appropriate.

Compensation of Directors

Through fiscal 2011, directors who are not our employees received an annual retainer of $15,000 or an equivalent value of our common stock, at the individual’s option, and $1,200 for attendance at in-person meetings of our Board of Directors, $1,000 for attendance at in-person meetings of Committees of our Board of Directors and $600 for attendance at all telephonic meetings. Our Lead Director received an additional $20,000 annually. The Chair of our Audit Committee received $1,500 for attendance at in-person meetings of our Audit Committee.

Beginning in fiscal 2012, our non-employee directors will receive an annual retainer of $36,000 or an equivalent value of our common stock, at the individual’s option. In addition, our non-employee directors will be paid $1,200 for attendance at meetings of our Board of Directors to the extent that the number of Board Meetings or meetings of any Committees of our Board of Directors is unusually large in any year, subject to the discretion of the Board of Directors. Our Lead Director will receive an additional $25,000 annually. The Chair of our Audit Committee will receive an additional $17,500 annually, the Chair of our Compensation Committee will receive an additional $10,000 annually and the Chair of our Nominating and Governance Committee will receive an additional $7,000 annually. In addition, members of our Compensation Committee and our Nominating Committee will each receive an annual retainer of $5,000 and members of our Audit Committee will each receive an additional $7,500 annually. Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee will each receive an additional $1,000 per meeting to the extent that the Board determines that any such Committee held an unusually large number of meetings in any one year.

We are able to award non-qualified stock options to our non-employee directors under our 2008 Stock Incentive Plan. The currently eligible non-employee directors are Drs. Austen and Rose, Ms. Puhy, and Messrs. Lataif, O’Connell, Sutter, Termeer and Thomas. Through fiscal 2011, our policy was to grant each non-employee director who continued to be a director following our annual meeting of stockholders a stock option to purchase 12,000 shares of our common stock and in the case of our Lead Director, 13,500 shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of grant, and vesting in full in approximately one year, on the date of our next annual meeting of stockholders following the date of grant. It was also our policy to grant a stock option to purchase 25,000 shares of our common stock upon the appointment of new non-employee directors, with an exercise price equal to the fair market value of our common stock on the date of grant, and vesting annually over five years. Each of Drs. Austen and Rose and Messrs. Dollens, Lataif, O’Connell, Sutter and Termeer was granted an option to purchase 12,000 shares of our common stock on August 11, 2010, and Ms. Puhy, as our Lead Director, was granted an option to purchase 13,500 shares of our common stock on that date. These options have an exercise price of $9.99 per share and with the exception of the options granted to Mr. Dollens, will vest in full on August 10, 2011. The options granted to Mr. Dollens expired on August 25, 2010, the date he resigned from the board. Mr. Thomas was granted an option to purchase 10,000 shares of our common stock on May 26, 2011. The stock option has an exercise price of $18.94 per share. 50% of these options will vest on January 29, 2014 and the remaining shares will vest on January 29, 2015. Mr. Thomas was also granted a stock option to purchase 15,000 shares of our common stock on January 29, 2010 while he served us as a consultant. The stock option vests annually over three years. Because of his prior stock option grant, we did not follow our policy of granting an option for 25,000 shares at the time Mr. Thomas joined the board but instead granted him the option for 10,000 additional shares so that his two options, when combined will be exercisable for a total of 25,000 shares.

Our directors are also eligible for additional compensation in the event that they perform additional services for us in excess of the normal time commitments we expect of our directors. In fiscal 2011, we paid no such additional compensation.

Beginning in fiscal 2012, the annual equity compensation awarded to each non-employee director who continues to serve as a director after our annual meeting or special meeting in lieu thereof will be a performance share award in the form of restricted stock units covering 5,333 shares of our common stock, which will vest annually over three years beginning on the date of the next annual meeting. We have also established new guidelines that will require each director to beneficially own shares of our common stock with the equivalent value of at least three times the annual cash retainer for a Director, which beginning in 2012 is $36,000. Each director is expected to achieve such stock ownership requirements within five years.

The following table provides information regarding the compensation earned by our non-employee directors with respect to fiscal 2011. The compensation of Michael R. Minogue, our Chairman, is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors

for Fiscal 2011

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
W. Gerald Austen	$25,200	$55,426	$80,626
Ronald W. Dollens	3,400	55,426	58,826
Louis E. Lataif	26,600	55,426	82,026
Desmond H. O’Connell, Jr.	28,000	55,426	83,426
Dorothy E. Puhy	52,300	62,354	114,654
Eric A. Rose	25,000	55,426	80,426
Martin P. Sutter	15,000	55,426	70,426
Henri A. Termeer	21,800	55,426	77,226

(1)	Desmond H. O’Connell, Jr., Martin P. Sutter and Henri A. Termeer elected to receive their $15,000 annual retainer in shares of our common stock. As a result, we issued each of them 1,032 shares of our common stock on April 2, 2011 based on the closing price of our common stock on March 31, 2011.
(2)	Represents the aggregate grant date fair value of option awards granted on August 11, 2010 to each non-employee director under our 2008 Stock Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The option awards provide for the right to purchase 12,000 shares of our common stock (or in the case of our Lead Director Dorothy E. Puhy, 13,500 shares of our common stock) at an exercise price of $9.99 per share and vest in full on August 10, 2011.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Martin P. Sutter (Chair), W. Gerald Austen and Henri A. Termeer. No member of our Compensation Committee is a former or current officer or employee. Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself, including the awards of stock options and restricted stock, and often participates in the Committee’s deliberations but does not vote on such matters. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Certain Relationships and Related-Person Transactions

Mr. Paul Thomas served as a consultant to us from January 29, 2010 until he was elected as a Class I Director on May 26, 2011. As a consultant he was granted an option to purchase 15,000 shares of our common stock on January 29, 2010. The stock option vests over three years. Other than the foregoing, there were no related-person transactions in fiscal 2011. Under its charter, the Audit Committee of the Board of Directors is responsible for reviewing any proposed related-party transaction, as defined under the rules of the Nasdaq Stock Market, and, if appropriate, approving such transaction. In addition, our conflict of interest policy provides that specified conflict of interest transactions are either prohibited or require the prior approval of our President. Examples of these conflict of interest transactions include serving as a director, officer or employee of or consultant to any competitor or any entity that does business with us or having a substantial direct or indirect interest in any entity that does business with us. Other than the foregoing, we have no established policies or procedures, written or otherwise, for the review, approval or ratification of transactions with related persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of our compensation programs as they relate to our executive officers who are listed in the following compensation tables, who are sometimes referred to as the “named executive officers”. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes, but also describes other arrangements and actions taken since March 31, 2011 to the extent such discussion enhances the understanding of our executive compensation for fiscal 2011.

Overview

The Compensation Committee oversees and administers our executive compensation program. The primary objectives of the compensation programs are:

•	to attract, retain and motivate key executives and to reward executives for achieving our objectives, and

•	to reward superior financial, strategic and operational performance that is achieved in a manner consistent with our team-oriented values.

Our executive officers are assessed and ranked on the basis of demonstrated results relative to pre-established goals, as well as subjective leadership qualities. The ranking that an executive officer receives each year generally has a direct and material impact on the cash bonus, option and equity grants that such executive officer receives as well as his annual increase in base salary. The compensation of executive officers in fiscal 2011 consisted of base salary, cash bonus, the grant of options and restricted stock and participation in benefit plans generally available to all employees. The largest component of our annual compensation program is base salary, followed by cash bonuses. Equity incentives offer the opportunity to be a more substantial component of compensation provided that the management team is successful in achieving the corporate goals and the price of our stock appreciates. As of March 31, 2011, equity incentives have been awarded to our executives in the form of grants of stock options and restricted stock awards.

Compensation Consultants and Peer Groups

To assist us in making our compensation determinations in fiscal 2011, including our salary determinations and our decisions about equity incentive compensation, we were advised by the compensation consultant Radford, part of Aon Corporation.

We look at peer group data provided to us by our compensation consultants for comparative purposes. The peer group data we looked at when determining fiscal 2011 salary and bonus consisted of the following 22 companies: Accuray Incorporated, Alphatec Holdings, Inc., AngioDynamics, Inc., AtriCure, Inc., Atrion Corporation, Conceptus, Inc., Cryolife, Inc., Cynosure, Inc., Endologix, Inc., Exactech, Inc., ICU Medical Inc., Insulet Corporation, Kensey Nash Corporation, Merit Medical Systems, Inc., Micrus Endovascular Corporation, Natus Medical Inc., NxStage Medical, Inc., RTI Biologics, Inc., SonoSite, Inc., Stereotaxis, Inc., SurModics, Inc., Synovis Life Technologies, Inc., and Thoratec Corporation. These companies were chosen based on having either a similar employee size or revenue and also having either a similar gross margin or market value. We also looked at competitive market data from a number of survey sources.

We generally strive to be at the 50th percentile for base salary among our peer group and to provide a 75th percentile opportunity, based on performance, with respect to cash bonus and equity awards. However, we also take into account the relatively higher cost-of-living in the greater Boston area where our corporate headquarters is located.

Compensation Program Elements

Base Salary

We pay our named executive officers base salary to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. We generally target base salaries for our named executive officers around the median of our external market peers and then make adjustments based on the factors described above, as well as the relatively higher cost-of-living in the greater Boston area where we are located. In particular, based on his experience, long tenure at our company, and the additional quality and regulatory responsibilities that he has compared to his peers at other companies, we pay an additional premium to our Senior Vice President of Engineering and Quality Assurance. The Chief Executive Officer recommended and the Compensation Committee approved base salary increases for fiscal 2011 for all of our named executive officers in the range of 2% to 10%, based on performance and the prior year’s salary. For fiscal 2012, our Compensation Committee recently decided to increase the base salary of all of our named executive officers, in the range of 3% to 9%.

Cash Bonus

We maintain an annual cash bonus program, the purpose of which is to motivate and reward the attainment of our annual financial, strategic and operational goals.

The Compensation Committee establishes and approves all Company focused goals based on recommendations made by management. Individual performance goals for named executive officers are recommended by Mr. Minogue and approved by the Compensation Committee, while those for Mr. Minogue are approved by the Compensation Committee and the Lead Director.

Actual incentive awards can range from zero to more than target levels, depending on the degree to which the Company and the individual attain the pre-established goals for the particular year. Based on Company and individual performance toward specified goals, an individual leadership assessment and an executive’s base salary relative to market, total cash compensation may be above or below market median.

For all named executive officers, annual incentive opportunities for fiscal 2011 were targeted at a level that represents a meaningful portion of our executive’s current base salary. For fiscal 2011, target bonus opportunities for our named executive officers other than Mr. Minogue ranged from 45% to 55% of base salary. Mr. Minogue’s fiscal 2011 target bonus opportunity was equal to 100% of his base salary, which the Compensation Committee believes is a standard level in the industry. For fiscal 2011, the Compensation Committee (and, in the case of Mr. Minogue, the Compensation Committee and the Lead Director) selected goals that were intended to strike a balance among fiscal, strategic and operational performance. The Compensation Committee believes that the selected goals were challenging for the management team and the Company to achieve. The Compensation Committee believes that the challenging nature and the balance of performance goals most effectively align management incentives with enhancement of long-term stockholder value.

We use a series of objective and subjective performance goals in order to determine the relative performance of each executive officer during the year. The relative weight of each goal is determined at the end of each year and each officer is judged on a scale of 1 through 4 for each goal. An average rating of 3 generally yielded a recommendation of approximately 100% of bonus target, while an average rating of 2 yielded a recommendation of approximately 60 - 90% of bonus target. These recommendations, however, are not formulaically determined at the beginning of the year. The rating system is a method for determining fiscal year performance against set goals, but the bonus payments are still discretionary. Bonuses for named executive officers other than the Chief Executive Officer are recommended by Mr. Minogue, but the Committee has the discretion to alter actual bonus awards from the Chief Executive Officer’s recommendation, either up or down. In addition, the Committee has complete discretion in determining Mr. Minogue’s annual bonus.

For each named executive officer, 70% of the officer’s fiscal 2011 target bonus opportunity was based on progress toward achievement of both objective and subjective corporate goals. These performance goals varied by individual based on their respective areas of responsibility and were weighted according to the importance of the goal to our overall strategic objectives for the fiscal year. The revenue targets used in the rating system for all named executive officers for fiscal 2011 ranged from a rating of 1 for revenue below $93 million, a rating of 2 for revenues between $93 million and $95 million, a rating of 3 for revenue between $95 and $100 million and a rating of 4 for revenue above $100 million. These goals are generally set so that the expected outcome would be a 2 or 3 rating, with outcomes of a 4 rating being very difficult to achieve. The remaining 30% of each officer’s 2011 target bonus opportunity was based on a subjective assessment of the officer’s overall leadership performance.

For fiscal 2011, the Committee endorsed, and did not alter, the bonus amounts proposed by the Chief Executive Officer for the other named executive officers. Actual bonus awards made to our named executive officers other than Mr. Minogue for fiscal 2011 ranged from approximately 100% of the officer’s target bonus to 125% of the officer’s target bonus, with an average award equal to approximately 114% of the target bonus. Mr. Minogue was awarded 120% of his target bonus. These variations from target were reflections of each individual’s degree of success in meeting his performance goals as well as his contribution to our meeting our objectives for the year.

Equity Incentives

Equity incentives are available to the majority of employees to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type and size of award to achieve key compensation objectives (such as employee retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications.

In determining the level of stock option and equity awards to grant for fiscal 2011, the Compensation Committee followed a process similar to that employed for prior fiscal years. The Compensation Committee approved stock option and equity awards based on individual performance ranking in an effort to ensure that top performing employees receive larger awards than those with average performance. The Compensation Committee believes that the use of a strong performance management system combined with the retention attributes of stock options and restricted stock allows us to effectively retain those employees who have the potential to make the greatest contributions to our long-term success.

For fiscal 2011, the Compensation Committee approved awards of performance based restricted stock and time vested stock options for our executive officers. The performance restricted stock granted during fiscal 2011 contained a double trigger vesting provision based on fiscal 2011 achievement of an adjusted net loss target between $14.5 million and $16 million, where the adjusted net loss is based on the Company’s generally accepted accounting principles or GAAP net loss excluding stock compensation expense. None of the shares vested if the net loss was larger than $16 million, 50% of the target award vested at an adjusted net loss of $16 million or less but greater than $15.3 million, 100% of the target award vested at an adjusted net loss of $15.3 million or less, and between 100% and 125% of the target award (adjusted on a linear basis) vested for an adjusted net loss of between $15.3 million and $14.5 million. Once the performance milestone is met to determine the number of shares covered by the award, these shares of restricted stock vest over three years, beginning on the first anniversary of the date of grant. During fiscal 2011, our adjusted net loss was less than $14.5 million, resulting in the maximum number of shares of restricted stock remaining eligible for vesting. As a result, one third of the shares of restricted stock granted vested on the first anniversary of the date of grant, June 3, 2011, and the remaining shares will vest on the second and third anniversaries of the date of grant. Our regular time vested stock option grants made during fiscal 2011 vest 25% annually on each anniversary of the date of grant.

The Compensation Committee adopted a program containing stock options and restricted stock because it believes that each form of compensation has strengths and weaknesses in supporting our compensation program objectives and that those objectives are best served by a mixture of these two forms of compensation. In addition to their strong retention value, we feel that stock options and restricted stock support an ownership mentality, encouraging our executives to act in a manner consistent with our long-term interests and those of our stockholders. These stock option grants are qualified as performance-based pay under Section 162(m) of the Internal Revenue Code. Restricted stock awards are not qualified as performance-based pay under Section 162(m) of the Internal Revenue Code; accordingly, compensation expense associated with restricted stock awards will be subject to the $1 million limitation on deductibility for tax purposes for the compensation of certain executive officers.

Our Compensation Committee recently made our annual equity grants for fiscal 2012. The grants made for fiscal 2012 were in the form of time vesting restricted stock unit awards and performance and time based restricted stock unit awards. The time vesting restricted stock unit awards granted to our executive officers vest in three equal installments annually over three years. The performance and time based restricted stock unit awards have double trigger vesting pursuant to which 2012 revenue performance will determine whether 0%, 50% or 100% of the underlying restricted stock units are eligible for vesting, at which point half the units eligible for vesting will vest on the second anniversary of grant and the other half of the units eligible for vesting will vest on the third anniversary of the date of grant. Mr. Minogue also received an additional performance and time based restricted stock unit award for the issuance of up to 100,000 shares of our common stock, which has double trigger vesting based on milestones which were determined by our Compensation Committee that will determine whether 0%, 50% or 100% of the underlying stock units are eligible for vesting, at which point half of the units eligible for vesting will vest on May 26, 2013 and the other half of the units eligible for vesting will vest on May 26, 2014.

Since 1998, we have made our annual merit equity grants in conjunction with our annual performance appraisal process, which takes place after the close of our fiscal year. Establishing a consistent annual grant pattern has allowed us to develop a schedule of events for setting our annual grant date and price. These events include incorporating the results of our internal performance reviews and rankings. The date of each annual merit grant is the date upon which the Compensation Committee approves the individual grants. It has been our practice to hold this Compensation Committee meeting after the announcement of year-end results. Consistent with our historical stock option grant practice, the exercise price of stock options granted as part of the annual merit grant is the closing price of our common stock on the date of grant. Stock options granted to new hires are ordinarily granted and priced on the date of hire.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of certain other compensation received, which are described in detail in the accompanying footnotes. Our Chief Executive Officer and our executive officers received the following benefits in fiscal 2011: matching contributions to our 401(k) plan, which are available to substantially all of our employees, life insurance premiums and long-term disability insurance premiums. We believe that such perquisites represent standard parts of executive compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth above. Based on its review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2011.

Compensation Committee

Martin P. Sutter (Chair)

W. Gerald Austen

Henri A. Termeer

Summary Compensation

The following table provides a summary of all compensation earned with respect to fiscal 2011 by Michael R. Minogue, our President, Chief Executive Officer and Chairman of the Board, Robert L. Bowen, our Vice President, Chief Financial Officer and Treasurer and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of our most recently completed fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended	Salary($)	Stock Award(s) ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Salary and Incentive Compensation ($)
Michael R. Minogue	2011	$405,153	$531,590	$497,112	$486,183	$4,157	$1,924,195
Chairman of the Board, President and Chief Executive Officer	2010 2009	371,700 368,750	— 1,321,757	806,425 282,860	538,965 371,700	3,967 3,947	1,721,057 2,349,015

Robert L. Bowen	2011	295,800	320,960	142,032	147,900	7,250	913,942
Vice President, Chief Financial Officer and Treasurer	2010 2009	290,000 80,122	— —	260,604 730,480	150,000 30,000	6,974 1,516	707,578 842,118

David M. Weber	2011	302,500	421,260	236,720	183,013	3,927	1,147,420
Chief Operating Officer	2010 2009	272,917 260,417	— 465,750	351,815 78,331	165,000 100,000	3,593 3,493	793,325 907,991

William J. Bolt	2011	249,600	320,960	142,032	150,000	4,892	867,484
Senior Vice President, Engineering and Quality Assurance	2010 2009	237,800 224,000	— 433,320	196,901 63,096	120,000 110,000	4,742 4,535	559,443 834,951

Michael G. Howley	2011	255,000	250,750	142,032	160,650	1,943	810,375
Vice President and General Manager, Global Sales and Marketing	2010 2009	250,000 18,109	— —	115,824 225,088	120,000 —	1,910 147	487,734 243,344

(1)	Amounts shown represent the aggregate grant date fair value of restricted stock awards made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. As required by applicable SEC rules, awards are reported in the year of grant.
(2)	Amounts shown represent the aggregate grant date fair value of option awards made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. As required by applicable SEC rules, awards are reported in the year of grant.
(3)	Reflects amounts that were earned under our management bonus plan for fiscal 2009, fiscal 2010 and fiscal 2011 performance and that were determined and paid during the first quarter of each following fiscal year.
(4)	Reflects: (a) $1,500 matching contribution for Messrs. Minogue, Bolt and Weber to the ABIOMED Retirement Savings Plan for each fiscal year; (b) the following long-term disability (LTD.) and life insurance (G.T.L) premiums for fiscal 2011: Mr. Minogue LTD. $1,758 and G.T.L $899; Mr. Bowen LTD. $1,297 and G.T.L. $4,453; Mr. Weber LTD. $1,311 and G.T.L. $1,116; Mr. Bolt LTD. $1,091 and G.T.L. $2,301; and Mr. Howley LTD. $1,118 and G.T.L. $825.

Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2011.

Grants of Plan-Based Awards

for Fiscal 2011

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Award ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Michael R. Minogue	6/3/2010	—	$405,153	—	53,000	105,000	$10.03	$1,028,702
Robert L. Bowen	6/3/2010	—	147,900	—	32,000	30,000	10.03	462,992
Dave M. Weber	6/3/2010	—	166,375	—	42,000	50,000	10.03	657,980
William J. Bolt	6/3/2010	—	124,800	—	32,000	30,000	10.03	462,992
Michael G. Howley	6/3/2010	—	153,000	—	25,000	30,000	10.03	392,782

(1)	Reflects the dates on which the grants of stock options or restricted stock were approved by the Compensation Committee. No executive officer paid any amount to us in consideration for the grant of any stock options or restricted stock.
(2)	Amounts reported in these columns represent potential payouts set at the beginning of the fiscal year. The amounts actually paid with respect to fiscal 2011 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” There are no established thresholds or maximums in the plan.
(3)	Represent shares of our common stock subject to restricted stock awards granted under our 2008 Stock Incentive Plan. These shares vest based on performance milestones.
(4)	Awards of stock options were made under our 2008 Stock Incentive Plan. These stock options vest either based on performance milestones or 25% annually beginning on the first anniversary of the date of grant.
(5)	The exercise price of each stock option reported in the table is equal to the closing market price of our common stock on the grant date.
(6)	Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the full amount that we would expense in our financial statements over the vesting schedule of the award. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 8 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC for the year ended March 31, 2011. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual amount of compensation that may be earned by the executive officer will depend on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2011.

Outstanding Equity Awards on March 31, 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Michael R. Minogue	400,000 100,000 260,000 63,750 21,666 6,750 167,500 —	— — — 21,250 21,667 — 111,000 105,000	$9.05 9.36 13.57 11.27 13.80 18.63 5.86 10.03	4/5/2014 6/8/2015 6/1/2016 5/30/2017 5/23/2018 8/13/2018 5/28/2019 6/3/2020	74,667	$1,084,912

Robert L. Bowen	50,000 45,000 —	50,000 45,000 30,000	15.92 5.86 10.03	12/22/2019 5/28/2019 6/3/2020	32,000	464,960

David M. Weber	97,500 6,000 56,250 —	32,500 6,000 65,250 50,000	13.88 13.80 5.86 10.03	4/23/2017 5/23/2018 5/28/2019 6/3/2020	38,500	559,405

William J. Bolt	20,000 40,000 25,000 50,000 16,000 18,000 30,000 20,000 6,000 4,833 30,500 —	— — — — — — — — 2,000 4,833 37,500 30,000	6.69 15.56 24.12 6.75 5.11 12.30 9.36 13.57 11.27 13.80 5.86 10.03	7/1/2009 6/28/2010 6/22/2011 6/25/2012 6/26/2013 7/1/2014 6/8/2015 6/1/2016 5/30/2017 5/23/2018 5/28/2019 6/3/2020	38,000	552,140

Michael G. Howley	40,000 21,250 —	40,000 18,750 30,000	5.23 5.86 10.03	3/14/2019 5/28/2019 6/3/2020	25,000	363,250

(1)	These options vest either 25% annually for four years on the anniversary of the date of grant or based on performance milestones.
(2)	The market value of unvested shares of restricted stock is based on $14.53, the closing market price of our common stock on March 31, 2011, the last trading date of fiscal 2011.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our named executive officers and the vesting of stock awards during fiscal 2011.

Option Exercises and Stock Vested during Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Minogue	—	—	10,833	$97,930
Robert L. Bowen	—	—	—	—
David M. Weber	—	—	3,250	29,380
William J. Bolt	—	—	11,000	105,120
Michael G. Howley	—	—	—	—

(1)	The value realized on exercise of option awards is based on the closing market price of our common stock on the date of exercise of the option award.
(2)	The value realized on vesting of stock awards is based on the closing market price of our common stock on the date of vesting of the stock award.

Equity Compensation Plans

The following table provides information as of March 31, 2011 regarding securities authorized for issuance under our equity compensation plans, including individual compensation arrangements. Our equity compensation plans include our 2008 Stock Incentive Plan, our Employee Stock Purchase Plan and an inducement option we granted to our President and Chief Executive Officer at the time of his hiring. All of these equity compensation plans have been approved by our stockholders except for the inducement option.

Equity Compensation Plan Information

as of March 31, 2011

Plan Category	Number of shares to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options($)	Number of shares remaining for future issuance under equity compensation plans(1)
Equity compensation plans approved by stockholders:
Stock Incentive Plans	5,845,546	$10.29	1,516,500
Employee Stock Purchase Plan	—		65,658
Equity compensation plans not approved by stockholders	100,000	9.05	—

Total	5,945,546		1,582,158

(1)	Includes only our 2008 Stock Incentive Plan. Our 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, our 1998 Equity Incentive Plan, and our 2000 Stock Incentive Plan are not available for future grants.

Arrangements with Named Executive Officers

Employment Agreements. On April 5, 2004 we entered into an employment agreement with Michael R. Minogue in connection with his employment as our President and Chief Executive Officer. In the employment agreement, we agreed to employ Mr. Minogue as our President and Chief Executive Officer, reporting to the Board of Directors. The agreement initially provided for an annual salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s salary and target bonus on an annual basis. On May 26, 2011, Mr. Minogue’s salary was increased to $440,806 and his target bonus was set at 120% of his base salary. All salary is payable in semi-monthly installments in accordance with our practice. In addition, pursuant to the employment agreement, Mr. Minogue was granted options to purchase 400,000 shares of our common stock. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party by notice to the other.

On December 15, 2008, Robert L. Bowen accepted our offer letter to become our Chief Financial Officer. The offer letter provided that Mr. Bowen would receive an annual salary of $290,000 and sets his target annual bonus at $150,000 for outstanding performance. This target bonus was pro-rated for the remainder of fiscal 2009. As provided in the offer letter, our Compensation Committee has also granted Mr. Bowen a stock option to purchase 100,000 shares of our common stock. The stock option vests 25% annually over four years and has an exercise price equal to the closing price of our common stock on December 22, 2008. On May 26, 2011, Mr. Bowen’s salary was increased to $304,674 and his target bonus was set at 50% of his base salary.

On April 10, 2007, Dr. David M. Weber accepted our offer letter to become our Chief Operating Officer. The offer letter provided that Dr. Weber would receive a starting salary of $250,000 per year and a signing bonus of $12,000. On May 26, 2011, Dr. Weber’s salary was increased to $317,625. In addition, Dr. Weber is eligible for an annual bonus with a target pay-out of $100,000 under the offer letter. The Compensation Committee set his 2011 target bonus at 60% of his base salary. The offer letter provided for the grant to Dr. Weber of a stock option to purchase 130,000 shares of our common stock on the date his employment started, vesting annually over four years.

Each of our other named executive officers has entered into our standard employment agreements, which contain customary provisions relating to the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreements provide that we may terminate the employee with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28-days’ prior notice.

Change of Control Agreement. We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work without needing to worry about losing his job upon a change of control. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for twenty-four full months in the same or a similar position at a base annual salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual bonus equal to his average bonus over the last three years. In addition, Mr. Minogue agreed to remain our employee for six full months following a change of control. Upon a change of control, and if Mr. Minogue is still employed at the end of this six-month period, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason. In the event that Mr. Minogue is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Minogue will be entitled to receive a

“gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excises taxes, interest and penalties. The agreement also provides for a continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below. In December 2008 we amended the change of control agreement to make certain changes related to compliance with Section 409A of the Internal Revenue Code.

On August 13, 2008 the Compensation Committee also authorized us to enter into change of control agreements with Messrs. Bolt and Weber. Under the change of control agreements, if we terminate an Executive’s employment for any reason other than for cause, death or disability during the two-year period following a change of control, as defined in the change of control agreements, or if an Executive terminates his employment with us for good reason during the eighteen-month period beginning six months after a change of control, then we are required to make a lump sum payment to that Executive equal to two times the sum of the Executive’s then-effective annual salary plus their target bonus. For up to two years following any such termination, we are also required to provide medical and dental benefits to the Executive and his family. Additionally upon such a termination, the vesting of all of the Executive’s then-unvested and outstanding stock options and restricted stock will accelerate. On April 15, 2009, we entered into a similar change of control agreement with Michael G. Howley.

Additionally, at the time of his hiring, we entered into a similar change of control agreement with Robert L. Bowen, except that it provided for one and a half times his then-effective annual salary plus target bonus. On April 17, 2009, our Compensation Committee authorized an amendment to the change of control agreement with Mr. Bowen, to extend this benefit to a period from eighteen months to two years and to provide for two times his then-effective annual salary plus target bonus.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2011, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Estimated Potential Payments Following

an Assumed Change of Control on March 31, 2011

Name and Triggering Event	Acceleration of Stock Options/SARs ($)(1)	Severance ($)	Acceleration of Restricted Stock ($)(2)	Benefits Continuation ($)	Gross-up Payment ($)(3)	Total ($)
Michael R. Minogue:
Continues employment for six months (4)	$1,519,962	$—	$1,084,912	$—	$—	$2,604,874
Termination by us other than for cause or by executive for good reason (5)	1,519,962	3,039,079	1,084,912	34,222	1,214,694	6,892,869

Robert L. Bowen: Termination by us other than for cause or by executive for good reason (5)	525,125	668,700	464,960	36,612	—	1,695,397

David M. Weber: Termination by us other than for cause or by executive for good reason (5)	816,223	805,000	559,405	42,170	—	2,222,798

William J. Bolt: Termination by us other than for cause or by executive for good reason (5)	470,173	699,200	552,140	40,693	—	1,762,206

Michael G. Howley: Termination by us other than for cause or by executive for good reason (5)	669,563	710,000	363,250	19,101	—	1,781,014

(1)	Represents only the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $14.53, which was the closing market price of our common stock on March 31, 2011. This value is based on the difference between such price and the exercise price of the accelerated options. All stock options and stock appreciation rights held by the named executive officers accelerate in full if the executive is terminated following a change of control other than for cause or good reason. In addition, in the case of Mr. Minogue, all stock options and stock appreciation rights accelerate in full if following a change of control his employment continues for at least six months.
(2)	Represents only the estimated value of the acceleration of restricted stock held by the executives, assuming a stock price of $14.53, which was the closing market price of our common stock on March 31, 2011.
(3)	Represents the estimated gross-up payment owed to the executives based on the assumptions in this table. Mr. Minogue is entitled to a full gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Internal Revenue Code. The other named executive officers are entitled to a gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Internal Revenue Code, but subject to other limitations on the amount of gross-up for the excise tax.
(4)	This row does not reflect the value of continued compensation for services rendered during the course of employment.
(5)	Assumes that termination occurs on March 31, 2011. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination. Bonus amounts and severance payments are payable in a lump sum. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which, as of March 31, 2011, are payable over a period of 18 months in the case of Mr. Minogue and over 24 months for the other named executive officers. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each executive officer.

SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

At the close of business on June 24, 2011, there were issued and outstanding 38,509,793 shares of our common stock entitled to cast 38,509,793 votes. On June 24, 2011, the closing price of our common stock as reported on the Nasdaq Global Market was $16.09 per share. The following table provides information, as of June 24, 2011, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein.

Name(1)	Outstanding	Right to acquire(2)	Total	Percentage
Wellington Management Company, LLP (3)	5,127,490	—	5,127,490	13.3%
75 State Street Boston, MA 02109
Martin P. Sutter (4)	3,219,186	51,000	3,270,186	8.5%
Essex Woodlands Health Ventures (5)	3,150,000	—	3,150,000	8.2%
21 Waterway Avenue, Suite 225 The Woodlands, TX 77380
Delaware Management Business Trust (6)	2,717,818	—	2,717,818	7.1%
2005 Market Street Philadelphia, PA 19103
PRIMECAP Management Company (7)	2,199,473	—	2,199,473	5.7%
225 South Lake Avenue, #400 Pasadena, CA 91101
BlackRock, Inc. (8)	2,036,418	—	2,036,418	5.3%
40 East 52nd Street New York, NY 10022
Vanguard Explorer Fund (9)	1,949,700	—	1,949,700	5.1%
100 Vanguard Blvd. Malvern, PA 19355
Genzyme Corporation (10)	1,785,601	—	1785,601	4.6%
500 Kendall Street Cambridge, MA 02142
Michael R. Minogue	183,930	523,715	707,645	1.8%
David M. Weber	75,750	229,500	305,250	*
William J. Bolt	71,081	224,749	295,830	*
Robert L. Bowen	35,253	117,500	152,753	*
Desmond H. O’Connell, Jr.	67,062	83,000	150,062	*
Henri A. Termeer	60,100	83,000	143,100	*
W. Gerald Austen	58,200	73,000	131,200	*
Dorothy E. Puhy	37,654	87,500	125,154	*
Michael Howley	25,000	65,000	90,000	*
Louis E. Lataif	8,029	77,000	85,029	*
Eric A. Rose	—	64,000	64,000	*
Paul Thomas	—	5,000	5,000	*
All executive officers and directors as a group (14 persons) (4)(11)	3,966,538	1,866,964	5,764,316	14.3%

*	Less than one percent.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)	Includes options that will become exercisable within 60 days of June 24, 2011.
(3)	Based on information provided in a Schedule 13G filed on February 14, 2011 by Wellington Management Company, in its capacity as investment adviser. The securities are owned by clients of Wellington Management Company. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.
(4)	Includes 3,150,000 shares held by Essex Woodlands Health Ventures. Mr. Sutter is a managing director of Essex Woodlands Health Ventures. See footnote 5.
(5)	These securities are held by Essex Woodlands Health Ventures Fund VI, L.P. (“Essex VI”), Essex Woodlands Health Ventures Fund VII, L.P. (“Essex VII”), Essex Woodlands Health Ventures VI, L.P., the general partner of Essex VI (“Essex VI GP”), Essex Woodlands Health Ventures VII, L.P., the general partner of Essex VII (“Essex VII GP”), Essex Woodlands Health Ventures VI, L.L.C., the general partner of Essex VI GP (“Essex VI General Partner”), Essex Woodlands Health Ventures VII, L.L.C., the general partner of Essex VII GP (“Essex VII General Partner”), and James L. Currie, Ron Eastman, Jeff Himawan, Guido Neels, Martin P. Sutter, Immanuel Thangaraj and Petri Vainio (each, a “Manager” and collectively, the “Managers”). Each of the Managers except Ron Eastman and Guido Neels is deemed to have shared voting and investment power with respect to 3,150,000 shares. Each of Essex VII, Essex VII GP and Essex VII General Partner is deemed to have sole voting and investment power with respect to 2,203,182 shares. Essex VI, Essex VI GP and Essex VI General Partner is deemed to have sole voting and investment power with respect to 946,818 shares. Ron Eastman and Guido Neels are each deemed to have shared voting and investment power with respect to 2,203,182 shares.
(6)	Based on information provided in a Schedule 13G filed by Delaware Management Business Trust on February 9, 2011, MacQuaire Group Limited is the ultimate parent of Delaware Management Business Trust.
(7)	Based on information provided in a Schedule 13G filed by PRIMECAP Management Company on February 14, 2011.
(8)	Based on information provided in a Schedule 13G filed by BlackRock on February 3, 2011 various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent.
(9)	Based on information provided in a Schedule 13G filed by Vanguard Explorer Fund on February 10, 2011.
(10)	Based on information provided on a Form 4 which was filed by Henri Termeer, the former Chief Executive Officer of Genzyme Corporation on February 28, 2011.
(11)	Includes 56,107 shares beneficially owned by Andrew Greenfield and 183,000 shares subject to currently exercisable options held by Andrew Greenfield (including options that will become exercisable within 60 days of June 24, 2011).

AUDIT COMMITTEE REPORT

The Board of Directors appointed an Audit Committee to review the Company’s consolidated financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of our audit committee charter is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com.

The Audit Committee currently consists of three non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent auditors.

In fulfilling our responsibilities as the Audit Committee, we conferred with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2011, regarding the overall scope and plans for Deloitte & Touche LLP’s audit of the Company’s financial statements for the fiscal year ended March 31, 2011. We met with them, with and without the Company’s management present, to discuss the results of their audit and their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal 2011 with management and the independent auditors.

In addition, during the course of fiscal 2011 and thereafter before filing the Company’s Annual Report on Form 10-K for fiscal 2011, our management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and Deloitte & Touche LLP at each scheduled Audit Committee meeting to review our progress. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for fiscal 2011 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

We reviewed the Company’s audited financial statements with management and Deloitte & Touche LLP. We discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61, including a discussion of its judgments as to the quality, not just the acceptability, of the Company’s reporting mechanisms and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). In addition, we received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board and discussed these documents with Deloitte & Touche LLP, as well as other matters related to Deloitte & Touche LLP’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2011 for filing with the SEC.

Audit Committee

Dorothy E. Puhy, Chair

Louis E. Lataif

Desmond H. O’Connell, Jr.

OTHER MATTERS

Audit and Other Fees

The following table shows fees for professional audit services, audit-related fees, tax fees and other services incurred by us to Deloitte & Touche LLP, including its affiliates, for the audit of our annual financial statements for the fiscal years ended March 31, 2011 and 2010:

Fee category	Fiscal 2011	Fiscal 2010
Audit fees	$621,978	$638,917
Audit-related fees	—	—
Tax fees	88,000	92,500
All other fees	—	—

Total fees	$709,978	$713,417

Audit fees. Audit fees include fees paid by us to Deloitte & Touche LLP in connection with the annual audit of our financial statements and their review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to Deloitte & Touche LLP in connection with their annual audit of our internal control over financial reporting.

Audit-related fees. Audit-related fees include fees paid by us to Deloitte & Touche LLP that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm, including special procedures required by regulatory requirements such as SEC registration statements.

Tax fees. Tax fees cover services performed by the tax personnel of Deloitte & Touche LLP except those services specifically related to the audit of our financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. No fees were paid to Deloitte & Touche LLP that were not audit or tax-related.

Our Audit Committee has determined that the services Deloitte & Touche LLP performed for us during fiscal 2011 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under applicable securities laws or the rules of the Nasdaq Stock Market. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee of each decision at the next regularly scheduled Audit Committee meeting following the decision to permit our independent registered public accounting firm to perform non-audit services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

Based solely upon review of Forms 3 and 4 and amendments thereto furnished to us with respect to the fiscal year ended March 31, 2011, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Proposals which stockholders intend to present at our 2012 Annual Meeting of Stockholders and wish to have included in our proxy materials must be received by us no later than March 15, 2012, or, if the date of that meeting is more than 30 calendar days before or after August 10, 2012, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 2011 and copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ABIOMED, Inc.

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Robert L. Bowen and Stephen C. McEvoy, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of ABIOMED, Inc. which the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of ABIOMED, Inc., to be held on August 10, 2011, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE
(Please fill in the reverse side and mail in enclosed envelope)

ANNUAL MEETING OF STOCKHOLDERS OF

ABIOMED, Inc.

August 10, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.abiomed.com/proxy

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT	NOMINEES:
	(See instructions below)	☐ Dorothy E. Puhy ☐ Paul Thomas	(Class I) (Class I)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee for whom you wish to withhold authority, as shown here: ☒

2.	Approval on an Advisory Basis, the Compensation of the Named Executive Officers

☐	FOR

☐	AGAINST

☐	ABSTAIN

3.	Approval on an Advisory Basis, the Preferred Frequency of Future Advisory Votes on the Compensation of the Named Executive Officers

☐	ONE YEAR

☐	TWO YEARS

☐	THREE YEARS

☐	ABSTAIN

4.	Ratification of Appointment of Independent Registered Public Accounting Firm:

☐	FOR

☐	AGAINST

☐	ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION

IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND A VOTE OF THREE YEARS ON PROPOSAL 3.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.